Exhibit 10.2

SUSQUEHANNA BANCSHARES, INC.

RESTRICTED STOCK UNIT GRANT AGREEMENT

This RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”), dated as of                      (the “Date of Grant”), is delivered by Susquehanna Bancshares, Inc. (the “Company”) to                      (the “Grantee”).

RECITALS

WHEREAS, Susquehanna Bancshares, Inc. (the “Company”) maintains the Susquehanna Bancshares, Inc. Amended and Restated 2005 Equity Compensation Plan (the “Plan”);

WHEREAS, the Plan provides for the grant of Restricted Stock Units (as defined below) in accordance with the terms and conditions of the Plan;

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has adopted the Susquehanna Bancshares, Inc. 2011 Long-Term Incentive Plan (the “LTIP”) pursuant to which certain employees designated by the Committee in its discretion are entitled to receive awards of Restricted Stock Units as determined by the Committee in its discretion;

WHEREAS, the Restricted Stock Units granted to certain employees based on the terms of the LTIP are granted pursuant to the Plan;

WHEREAS, in accordance with terms of the LTIP the Committee has determined to award the Grantee Restricted Stock Units, on the terms and conditions set forth in this Agreement; and

WHEREAS, all capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Restricted Stock Units. The Company hereby awards to the Grantee, as of the Date of Grant, Restricted Stock Units representing                  shares of Company’s common stock (the “Company Stock”) (the “Grant”) pursuant to the Plan. Each Restricted Stock Unit represents the right to receive one share of Company Stock on the date determined in accordance with this Agreement and the Plan; provided, however, that in the event of any conflict between the terms of this Agreement and the Plan with respect to the vesting and payment terms applicable to this Grant, the terms of this Agreement shall govern in all cases notwithstanding any contrary provision in the Plan. The Grantee hereby acknowledges the receipt of a copy of the official prospectus for the Plan. Copies of the Plan and the official Plan prospectus are available on the Company’s intranet site at

http://webone/FormsAndProcedures/HumanResources/Human Resources Forms and Procedures or by contacting the Company’s Human Resources Department at 717-625-6716.

2. Vesting.

(a) The Restricted Stock Units shall vest in full on the first to occur of the following dates; provided the Grantee continues to be employed by, or provide service to, the Company through the applicable date: (i) the third anniversary of the Date of Grant; (ii) the Grantee’s death; (iii) the Grantee’s Disability (as defined in the Plan); (iv) the effective date of a Change of Control (only to the extent the transaction constituting the Change of Control is also a permitted change of control event under Section 409A of the Internal Revenue Code, as amended and the regulations promulgated thereunder (the “Code”); (v) the Grantee’s Early or Normal Retirement (as defined by the Susquehanna Bancshares, Inc. Cash Balance Pension Plan), or (vi) the date determined in accordance with the provisions of Section 2(b) below (the applicable date is referred to as, the “Vesting Date”).

(b) Notwithstanding (a) above, if the Grantee is party to a written Employment Agreement with the Company which sets forth certain terms and conditions under which the Grantee’s equity or equity-based awards from the Company, including this Grant, may vest on an accelerated basis in the event the Grantee ceases to be employed by, or provide service to, the Company under various specified circumstances, the terms and provisions of the Employment Agreement (including any conditions, restrictions or limitations governing the accelerated vesting of the Restricted Stock Units as they apply to this Grant) are hereby incorporated by reference into this Agreement and shall have the same force and effect as if expressly set forth in this Agreement.

(c) Except as provided in Section 2(a) and 2(b) above, if the Grantee ceases to be employed by, or provide service to, the Company for any reason prior to vesting in one or more Restricted Stock Units subject to this Grant, then the Grant will be immediately cancelled with respect to those unvested Restricted Stock Units, and the number of Restricted Stock Units will be reduced accordingly. The Grantee shall thereupon cease to have any right or entitlement to receive any shares with respect to those cancelled Restricted Stock Units. If the Grantee ceases to be employed by, or provide service to, the Company on account of a termination by the Company for Cause, then this Grant will be immediately cancelled with respect to all the Restricted Stock Units subject to such Grant, whether vested or unvested at the time, and the Grantee shall thereupon cease to have any right or entitlement to receive any shares under this Grant and the cancelled Restricted Stock Units.

3. Share Issuance. Subject to satisfaction of the Grantee’s Withholding Taxes (as defined below), the Company shall issue shares of Company Stock to the Grantee with respect to vested Restricted Stock Units within thirty (30) days following the applicable Vesting Date set forth in Section 2; provided, however, that for purposes of vesting upon (a) the Grantee’s Early or Normal Retirement as set forth in Section 2(a)(v), (b) a Change of Control for purposes of Section 2(a)(iv) and the transaction constituting the Change of Control is not a permitted change of control event under Section 409A of the Code, or (c) a payment event determined in accordance with Section 2(b) and such payment event is not a permitted payment event under Section 409A of the Code, then in all such instances, the Company shall issue the shares of Company Stock to the Grantee with respect to vested Restricted Stock Units within thirty (30) days following the earlier of (i) the Grantee’s “separation from service” (within the meaning of such term under Section 409A of the code) or (ii) such other Vesting Date in accordance with Section 2.

4. Limited Transferability. Prior to actual receipt of the shares with respect to the Restricted Stock Units which vest and become issuable hereunder, the Grantee may not transfer any interest in the Grant or the underlying shares. Any Restricted Stock Units which vest hereunder but which otherwise remain unissued at the time of the Grantee’s death may be transferred pursuant to the provisions of the Grantee’s will or the laws of inheritance or to the Grantee’s designated beneficiary or beneficiaries of this Grant.

5. Lock-Up Period. The Grantee shall not sell or otherwise transfer any shares the Grantee receives with respect to the Restricted Stock Units which vest and become issuable hereunder for a period of one year following the date the Grantee is issued shares of Company Stock pursuant to Section 3.

6. Shareholder Rights and Dividend Equivalents.

(a) The holder of this Grant shall not have any shareholder rights, including voting or dividend rights, with respect to the shares subject to the Grant until the Grantee becomes the record holder of those shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.

(b) Notwithstanding the foregoing, if any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities or other property (other than shares of Company Stock), is declared and paid on the outstanding Company Stock prior to the issuance of shares with respect to the Restricted Stock Units subject to this Grant (i.e., those shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for the Grantee and credited with a phantom dividend equal to the actual dividend or distribution which would have been paid on the Restricted Stock Units subject to this Grant had shares been issued with respect to such Restricted Stock Units and been outstanding and entitled to that dividend or distribution. The phantom dividend equivalents so credited shall vest at the same time as the Restricted Stock Units to which they relate and shall be distributed to the Grantee (in the same form the actual dividend or distribution was paid to the holders of the Company Stock entitled to that dividend or distribution or in such other form as the Committee deems appropriate) concurrently with the issuance of shares with respect to such Restricted Stock Units pursuant to Section 3.

7. Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the shares, (b) changes in capitalization of the Company and (c) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. Collection of Withholding Taxes.

(a) The Company shall collect the employee portion of the FICA taxes (Social Security and Medicare) with respect to the Restricted Stock Units at the time those Restricted Stock Units vest hereunder. The FICA taxes shall be based on the Fair Market Value of the shares underlying the Restricted Stock Units on the Vesting Date. The Company shall also collect the employee portion of the FICA taxes with respect to any phantom dividends at the time those phantom dividends vest hereunder. The FICA taxes shall be based on the cash amount and the fair market value of any other property underlying the phantom dividends on the Vesting Date. Unless the Grantee delivers a separate check payable to the Company in the amount of the FICA taxes required to be withheld from the Grantee, the Company shall withhold those taxes from the Grantee’s wages. However, if the Grantee is at the time an executive officer of the Company, then such FICA taxes must be collected from the Grantee through delivery of his or her separate check not later than the Vesting Date.

(b) The Company shall collect the federal, state and local income taxes required to be withheld with respect to the distribution of the phantom dividend equivalents to the Grantee by withholding a portion of that distribution equal to the amount of those taxes, with the cash portion of the distribution to be the first portion so withheld. Until such time as the Company provides the Grantee with notice to the contrary, the Company shall collect the federal, state and local income taxes required to be withheld with respect to the issuance of the shares underlying the Restricted Stock Units that vest hereunder through an automatic share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. The Grantee shall be notified in writing in the event such Share Withholding Method is no longer available.

(c) If any shares are distributed at a time the Share Withholding Method is not available, then the federal, state and local income taxes required to be withheld with respect to those shares shall be collected from the Grantee through either of the following alternatives:

(i) the Grantee’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes, or

(ii) the use of the proceeds from a next-day sale of the shares issued to the Grantee, provided and only if (i) such a sale is permissible under the Company’s trading policies governing the sale of Company Stock, (ii) the Grantee makes an irrevocable commitment, on or before the Vesting Date for those shares, to effect such sale of the shares and (iii) the transaction is not otherwise deemed to involve a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(d) If any other amounts become distributable to the Grantee in consideration for the shares underlying the Restricted Stock Units, then the federal, state and local income taxes required to be withheld with respect to those amounts shall be collected from the Grantee pursuant to such procedures as the Company deems appropriate under the circumstances, including (without limitation) the Grantee’s delivery of his or her separate check payable to the Company in the amount of such Withholding Taxes. For purposes of this Agreement “Withholding Taxes” shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting of the shares of Company Stock under the Grant and any phantom dividend equivalents relating to those shares and (ii) the federal, state and local income taxes required to be withheld by the Company in connection with the issuance of those vested shares and the distribution of any phantom dividend equivalents relating to such shares.

(e) Except as otherwise provided in Section 6(b), the settlement of all Restricted Stock Units which vest under the Grant shall be made solely in shares of Company Stock. In no event, however, shall any fractional shares be issued. Accordingly, the total number of shares of Company Stock to be issued pursuant to the Grant shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

9. Compliance with Laws and Regulations. The issuance of shares of Company Stock pursuant to the Grant shall be subject to compliance by the Company and the Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Company Stock may be listed for trading at the time of such issuance.

10. Section 409A of the Code. This Agreement and the Plan are intended to comply with the requirements of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code. Notwithstanding anything in this Agreement or the Plan to the contrary, distributions may only be made upon an event and in a manner permitted by Section 409A of the Code. If a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. For purposes of Section 409A of the Code, all payments to be made upon the Grantee ceasing to be employed by, or providing service to, the Company may only be made upon the Grantee’s “separation from service” (within the meaning of such term under Section 409A of the Code). Notwithstanding any provision in this Agreement to the contrary, if at the time of the payment the Company has securities which are publicly-traded on an established securities market and the Grantee is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the payment until ten (10) days after the end of the six-month period following the original payment date. If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within sixty (60) days after the date of the Grantee’s death. The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by such Board or its delegate in accordance with the provisions of Sections 416(i) and 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Board to be necessary in order to preserve compliance with Section 409A of the Code.

11. Recoupment Policy. The Grantee agrees that the Grantee will be subject to any compensation, clawback and recoupment policies that may be applicable to the Grantee as an employee of the Company, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to the Grantee at the address indicated below the Grantee’s signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Grantee, the Grantee’s assigns, the legal representatives, heirs and legatees of the Grantee’s estate and any beneficiaries of the Grant designated by the Grantee.

14. Construction. This Agreement and the Grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Grant.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without resort to conflict-of-laws rules.

16. Employment At Will. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue to be employed by, or provide service to, the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate the Grantee’s employment or service with the Company at any time for any reason, with or without Cause.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SUSQUEHANNA BANCSHARES, INC.

By:

Title:

GRANTEE

Signature:

Address: